                                                                  EXHIBIT 23.14

                    CONSENT OF DORFMAN, ABRAMS, MUSIC & CO.

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of AccuStaff Incorporated and the Joint Proxy Statement/Prospectus of AccuStaff Incorporated and Career Horizons, Inc. included therein of our report dated March 10, 1995, with respect to the financial statements of Zeitech, Inc. as of December 31, 1993 and 1994 and for the years ended December 31, 1993 and 1994, which is contained in the Amended Current Report on Form 8-K/A dated December 20, 1995 of Career Horizons, Inc. and to the reference of our firm under the heading "Experts" in such Joint Proxy Statement/Prospectus.

                                          /s/ Dorfman, Abrams, Music & Co.

Glen Rock, New Jersey

October 4, 1996